EXHIBIT 28(j)(ii)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in this Registration Statement on Form N-1A of the Tax-Free Securities Fund and the Tax-Free Short Intermediate Securities Fund, each a series of the FundVantage Trust.
PricewaterhouseCoopers LLP
Philadelphia, PA
June 23, 2010